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Exhibit 99.1

For Immediate Release
For More Information, Contact:
Cheryl Slomann QAD Investor Relations +1 805 566 5139 investor@qad.com	Roger Pondel/Julie MacMedan PondelWilkinson MS&L +1 323 866 6060 investor@pondel.com

QAD TO EXCEED REVENUE, EARNINGS GUIDANCE FOR
FISCAL 2003 THIRD QUARTER

        Carpinteria, Calif.—November 18, 2002—Benefiting from strong license revenue and a productive cost reduction program, QAD Inc. (NASDAQ:QADI) today said it expects to exceed its previously reported financial guidance for its fiscal 2003 third quarter ended October 31, 2002.

        Based on preliminary estimates, QAD expects total revenue to be in the range of $47 to $48 million, with anticipated license revenue ranging between $13 and $14 million. QAD also achieved significant savings from aggressive implementation of a cost reduction program announced in August 2002. These factors are expected to result in earnings of $0.06 to $0.10 per diluted share, excluding a special charge of approximately $3 million, or $0.09 per diluted share, related to the cost reduction program.

        Previous financial guidance called for revenue to range between $42 and $46 million and a loss of between $0.09 to $0.19 per diluted share, excluding the special charge related to the cost reduction program.

        QAD will release final operating results for the fiscal 2003 third quarter and guidance for the fiscal 2003 fourth quarter, including the expected impact of the recent TRW ISCS acquisition, on Tuesday, November 26, 2002. The company's management will host a live conference call and webcast at 2:00 p.m. PST that day to discuss these topics.

About QAD

        QAD delivers value through collaborative commerce for manufacturers, empowering enterprises to integrate diverse business processes and increase profitability. By enabling global manufacturers to efficiently manage resources within and beyond the enterprise, QAD solutions can improve customer delivery performance and reduce inventory costs. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at more than 5,400 licensed sites in more than 80 countries and in as many as 26 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com. To receive any of QAD's press releases via facsimile, contact +1 800 356 0747, or outside the U.S. contact +1 213 253 5647.

        "QAD" is a registered trademark of QAD Inc.

        Note to Investors: This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company's software products and products that operate with the company's products; the publication of opinions by industry analysts about the company, its products and technology; the entry of new competitors and their technological advances, delays in localizing the company's products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; and general economic factors. In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and collaborative commerce software industries are subject to fluctuations. Investors should not use any one quarter's results as a benchmark for future growth. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002.

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Exhibit 99.1
QAD TO EXCEED REVENUE, EARNINGS GUIDANCE FOR FISCAL 2003 THIRD QUARTER